EXHIBIT 99
Corporate Investor Relations 5333 - 15TH Avenue South, Suite 1500 Seattle, WA 98108 206.762.0993 www.stockvalues.com	CLIENT: CONTACT:	Wilshire Bancorp Brian E. Cho, EVP & CFO 213.387.3200 www.wilshirebank.com
News Release

WILSHIRE STATE BANK EXTENDS EMPLOYMENT CONTRACT
WITH PRESIDENT AND CHIEF EXECUTIVE OFFICER

LOS ANGELES, CA - April 5, 2006 - Wilshire Bancorp, Inc. (Nasdaq: WIBC) announced today the extension of the employment agreement between Wilshire State Bank and Soo Bong Min, President and Chief Executive Officer of Wilshire Bancorp and Wilshire State Bank. Mr. Min’s employment agreement, previously scheduled to terminate in May 2007, now runs through May 2009.

Mr. Min joined Wilshire State Bank in late July of 1999, when the Bank had six full service branches, approximately $250 million in assets, and net income of $1.9 million through the first nine months of the year. Since joining the Bank, Mr. Min has led an extraordinarily successful expansion. The Bank’s network has increased to 16 branches and nine Loan Production Offices, and assets totaled nearly $1.7 billion at 2005 year-end, and net income increased to a record $27.8 million in 2005.

“Soo Bong Min is an outstanding and highly experienced banker who is well-respected in our community and we are delighted to extend his contract into 2009,” stated Steven Koh, Chairman of the Board. “His record at Wilshire Bancorp speaks for itself.”

In January, Wilshire Bancorp reported 2005 profits were up 43% over the previous year. Net income in 2005 was $27.8 million, or $0.96 per share, compared to $19.5 million, or $0.68 per diluted share, in 2004. Return on average equity was 27.2%, return on average assets was 1.92%, and the efficiency ratio was 40.2%, all improvements over the preceding year.

Wilshire Bancorp and Wilshire State Bank, its wholly-owned subsidiary, have received significant accolades for growth, performance and profitability. In January 2006, US Banker magazine named Wilshire Bancorp third in its All-Star Lineup - The Top 20 Banks of 2006, based on year-over-year return on equity. In September 2005, Fortune named Wilshire the 79th fastest growing public company in the nation. A month earlier, U.S. Banker ranked Wilshire seventh on its list of the Top 100 Publicly Traded Mid-Tier Banks, those with less than $10 billion in assets, based on their three-year ROE. In addition, Sandler O’Neill identified Wilshire as one of its Bank and Thrift Sm-All Stars in 2004 and 2005, among just 38 companies out of 573 with market capitalizations below $2 billion.

Headquartered in Los Angeles, Wilshire State Bank operates 16 branch offices in California and Texas and nine Loan Production Offices in San Jose, Seattle, Oklahoma City, San Antonio, Las Vegas, Houston, Atlanta, Denver and New York, and is an SBA preferred lender at all of its office locations. The Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter and year are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and is subject to change. The information contained herein speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

NOTE: Transmitted on Business Wire at 1:15 pm PDT on April 5, 2006.